Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Announces Second Quarter 2022 Financial Results

•	Consolidated Net Product Revenue of $14.6 Million up 36% vs. Second Quarter of 2021
•	U.S. End User Demand up 45% vs. Second Quarter of 2021
•	International Segment End User Demand Up 21% vs. Second Quarter of 2021

ATLANTA, July 27, 2022 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (Alimera), a global pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals for the treatment of retinal diseases, today announced financial results for the second quarter of 2022. Alimera will host a conference call today at 9:00 a.m. EDT to discuss these results.

“We are pleased with our strong second quarter results, with the business setting new records for second quarter end user demand in both our U.S. and International business segments,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “In 2022 we have exhibited the strongest first half sales performance in Alimera’s history, approaching pre-pandemic quarterly run rates, and we believe we are returning to the growth that we were generating before the pandemic. We are also pleased to have established pricing and reimbursement for ILUVIEN for the prevention of relapse in recurrent non-infectious uveitis affecting the posterior segment of the eye in Spain, Italy and France this year. We look forward to this indication contributing to growth for the remainder of this year and in future years.”

Second Quarter 2022 Financial Results

Net Revenue

Although consolidated net revenue decreased 33% from approximately $21.7 million for Q2 2021 to $14.6 million for Q2 2022, the 2021 second quarter included $11.0 million in license revenue generated from the out licensing of rights to ILUVIEN for the Western Pacific, along with $10.7 million of consolidated net product revenue.

Consolidated net product revenue increased 36% to approximately $14.6 million, compared to $10.7 million for Q2 2021.

U.S. net product revenue increased 53% to approximately $8.9 million for Q2 2022 compared to $5.8 million for Q2 2021. The increase was primarily due to increased access to physicians, improved patient flow in physician practices and investment in our sales, marketing, scientific and medical programs. End user demand, which represents units purchased by physicians and pharmacies from our distributors, increased 45% to 1,063 units during Q2 2022, a record second quarter increase for our company, compared to 731 units during Q2 2021.

The difference between the growth in GAAP revenue and the growth in end user demand is due to the timing of U.S. distributor purchases in Q2 2022 versus Q2 2021. During Q2 2022, our distributors sold approximately 3% fewer units to end users than they bought, while in Q2 2021 our distributors purchased approximately the same number of units they sold to end users.

International net revenue decreased 64% compared to Q2 2021 due to the $11.0 million in license revenue generated from the Ocumension transaction in Q2 2021.

International product revenue increased 16% to approximately $5.7 million for Q2 2022, compared to approximately $4.9 million for Q2 2021, despite the weaker Euro and British Pound Sterling.  The increase in international product revenue in Q2 2022 was due to an increase in end user demand of 21% from 1,006 units in Q2 2021 to 1,220 units in Q2 2022, making Q2 2022 the strongest second quarter for international segment end user demand in our history. We believe that the decreasing effects of COVID-19 on patient access to care was a primary factor in our growth. Additionally, our Q2 international product revenue, as reported in U.S. dollars, was negatively affected in comparison to the prior year by changes in the foreign exchange rates that reduced our Q2 2022 international revenue by approximately 10%, or $590,000.

Operating Expenses

Total operating expenses were approximately $14.4 million for Q2 2022, compared to approximately $12.9 million for Q2 2021.

Net Income (Loss) and Adjusted EBITDA

Net loss for Q2 2022 was $3.1 million, compared to a net income of approximately $7.6 million for Q2 2021. Net income in Q2 2021 reflected the licensing revenue received from the out licensing of rights to ILUVIEN for the Western Pacific.

“Adjusted EBITDA,” a non-GAAP financial measure defined below, was approximately $(1.0) million for Q2 2022, compared to Adjusted EBITDA of approximately $7.9 million for Q2 2021. Adjusted EBITDA in Q2 2021 reflected the licensing revenue received from the out licensing of rights to ILUVIEN for the Western Pacific.

Net (Loss) Income per Share

Basic and diluted net loss per share for Q2 2022 was approximately $(0.45) compared to basic and diluted net income per share of $1.03 for Q2 2021. Net income per share in

Q2 2021 reflected the licensing revenue received from the out licensing of rights to ILUVIEN for the Western Pacific.

Cash and Cash Equivalents

On June 30, 2022, Alimera had cash and cash equivalents of approximately $7.9 million dollars, compared to $9.9 million in cash and cash equivalents on March 31, 2022. This compares to $16.5 million of cash and cash equivalents on hand at December 31, 2021.

Definition of Non-GAAP Financial Measure

For purposes of this press release, “Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation expenses, net unrealized gains and losses from foreign currency exchange transactions, losses on extinguishment of debt, severance expenses and change in fair value of warrant asset. Please refer to the sections of this press release entitled “Non-GAAP Financial Measure” and “Reconciliation of GAAP Net Income or Loss to Non-GAAP Adjusted EBITDA.”

ALIM Call Details - Q2 2022 Financial Results Conference Call

Conference Call to Be Held July 27, 2022

A live conference call will be hosted today July 27, 2022, at 9:00 a.m. EDT by Rick Eiswirth, president and chief executive officer, and Phil Jones, chief financial officer, to discuss Alimera’s financial results and provide an update on corporate developments. Please refer to the information below for conference call dial-in information and webcast registration.

Conference date: Wednesday July 27, 2022, 9;00 a.m. EDT
Conference dial-in: 844-839-2190

International dial-in: 412-317-9583

Conference Call Name: Alimera Sciences (Nasdaq: ALIM) Second Quarter 2022 Financial Results Conference Call
Conference Call Pre-registration: Participants are asked to pre-register for the call by navigating to: https://dpregister.com/sreg/10169118/f3a3a56cd4

Please note that registered participants will receive their dial-in number upon registration and will dial directly into the call without delay. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Alimera Sciences call.

The conference call will also be available through a live webcast which is also available through the company’s website.

Live Webcast URL: https://event.choruscall.com/mediaframe/webcast.html?webcastid=lzz24Lfh

A replay will be available on Alimera’s website, www.alimerasciences.com,  under “Investor Relations” one hour following the live call.

Conference Call replay: US Toll Free: 1-877-344-7529

International Toll: 1-412-317-0088

Canada Toll Free: 855-669-9658

Replay Access Code: 7350037

End Date: August 11, 2022

Webcast Replay End Date: October 27, 2022

About Alimera Sciences, Inc.

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

Non-GAAP Financial Measure

This press release contains a discussion of a non-GAAP financial measure, as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. Alimera reports its financial results in compliance with GAAP but believes that the non-GAAP measure of Adjusted EBITDA provides useful information to investors regarding Alimera’s operating performance. Alimera uses Adjusted EBITDA in the management of its business. Accordingly, Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021 has been presented in certain instances excluding items identified in the reconciliations provided in the table entitled “Reconciliation of GAAP Net Income or Loss to non-GAAP Adjusted EBITDA.” GAAP net income or loss is the most directly comparable GAAP financial measure to Adjusted EBITDA.

Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies because not all companies calculate Adjusted EBITDA in an identical manner. Therefore, Adjusted EBITDA is not necessarily an accurate measure of comparison between companies.

The presentation of Adjusted EBITDA is not intended to be considered in isolation or as a substitute for guidance prepared in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant elements required by GAAP to be recorded in Alimera’s financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management in determining this non-GAAP financial measure.

Forward Looking Statements

This press release contains, and the conference call in which executives of Alimera will discuss this press release may include, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s belief that its revenue run rates are returning to the growth that Alimera was generating before the pandemic and Alimera’s expectation that the indication for ILUVIEN for the prevention of relapse in recurrent non-infectious uveitis affecting the posterior segment of the eye will contribute to growth for the remainder of this year and in future years. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements.

Meaningful factors that could cause actual results to differ include, but are not limited to, uncertainties associated with (a) the continued effects of COVID-19 on the ability or willingness of patients to visit their retina specialists for ILUVIEN injections in certain markets; (b) current and future governmental orders and policies adopted by healthcare facilities to address the COVID-19 pandemic; (c) the possible resurgence of the pandemic in certain markets; (d) the effects of the emergence of COVID-19 variants that increase the transmissibility of the coronavirus, particularly if those variants are or become more deadly; (e) the success or failure of the continued vaccine campaigns in Alimera’s markets; (f) whether and when Alimera’s operations will return to their prior growth trajectory in certain key markets, particularly Germany; as well as the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2021 and Alimera’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which are on file with the SEC and are available on Alimera’s website and the SEC’s website at http://www.sec.gov. Additional factors will also be described in those sections of Alimera’s Quarterly Report on Form 10-Q for the second quarter of 2022, to be filed with the SEC soon.

Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by law. Therefore, you should not rely on these forward-looking statements as representing Alimera’s views as of any date after today.

For investor inquiries:                                         For media inquiries:

Scott Gordon                                                          Jules Abraham

for Alimera Sciences                                              for Alimera Sciences
scottg@coreir.com                                                 julesa@coreir.com

ALIMERA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2022	2021
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$7,859	$16,510
Restricted cash	31	34
Accounts receivable, net	20,319	19,128
Prepaid expenses and other current assets	3,208	3,809
Inventory	1,656	2,679
Total current assets	33,073	42,160
NON-CURRENT ASSETS:
Property and equipment, net	2,418	2,783
Right of use assets, net	1,520	1,710
Intangible asset, net	9,935	10,897
Deferred tax asset	126	137
Warrant asset	502	833
TOTAL ASSETS	$47,574	$58,520
CURRENT LIABILITIES:
Accounts payable	$7,614	$8,706
Accrued expenses	3,316	3,617
Notes payable	14,211	—
Finance lease obligations	290	269
Total current liabilities	25,431	12,592
NON-CURRENT LIABILITIES:
Notes payable, net of discount	29,297	43,080
Other non-current liabilities	5,181	5,453
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT:
Preferred stock:
Series A Convertible Preferred Stock	19,227	19,227
Common stock	70	69
Additional paid-in capital	377,847	377,229
Accumulated deficit	(406,351)	(397,281)
Accumulated other comprehensive loss	(3,128)	(1,849)
TOTAL STOCKHOLDERS’ DEFICIT	(12,335)	(2,605)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$47,574	$58,520

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

 (In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(Unaudited)
REVENUES:
PRODUCT REVENUE, NET	$14,604	$10,655	$26,502	$21,869
LICENSE REVENUE	—	11,048	—	11,048
NET REVENUE	14,604	21,703	26,502	32,917
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(2,166)	(1,813)	(3,846)	(3,375)
GROSS PROFIT	12,438	19,890	22,656	29,542
RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	3,932	3,567	7,515	6,780
GENERAL AND ADMINISTRATIVE EXPENSES	2,945	3,356	6,185	6,769
SALES AND MARKETING EXPENSES	6,865	5,331	13,718	10,149
DEPRECIATION AND AMORTIZATION	670	633	1,359	1,271
OPERATING EXPENSES	14,412	12,887	28,777	24,969
(LOSS) INCOME FROM OPERATIONS	(1,974)	7,003	(6,121)	4,573
INTEREST EXPENSE AND OTHER	(1,383)	(1,347)	(2,747)	(2,690)
UNREALIZED FOREIGN CURRENCY GAIN, NET	38	56	146	181
GAIN ON EXTINGUISHMENT OF DEBT	—	1,792	—	1,792
CHANGE IN FAIR VALUE OF WARRANT ASSET	221	701	(331)	701
NET (LOSS) INCOME BEFORE TAXES	(3,098)	8,205	(9,053)	4,557
PROVISION FOR TAXES	(17)	(640)	(17)	(640)
NET (LOSS) INCOME	$(3,115)	$7,565	$(9,070)	$3,917
NET (LOSS) INCOME PER SHARE — Basic	$(0.45)	$1.03	$(1.30)	$0.57
WEIGHTED AVERAGE SHARES OUTSTANDING — Basic	6,999,707	7,351,919	6,995,247	6,857,172
NET (LOSS) INCOME PER SHARE — Diluted	$(0.45)	$1.03	$(1.30)	$0.57
WEIGHTED AVERAGE SHARES OUTSTANDING — Diluted	6,999,707	7,363,150	6,995,247	6,857,172

RECONCILIATION OF GAAP MEASURES TO NON-GAAP ADJUSTED MEASURES

GAAP NET (LOSS) INCOME TO NON-GAAP ADJUSTED EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)
GAAP NET (LOSS) INCOME	$(3,115)	$7,565	$(9,070)	$3,917
Adjustments to net (loss) income:
Interest expense and other	1,383	1,347	2,747	2,690
Provision for taxes	17	640	17	640
Depreciation and amortization	670	633	1,359	1,271
Stock-based compensation expenses	268	251	581	513
Unrealized foreign currency exchange gains	(38)	(56)	(146)	(181)
Gain on extinguishment of debt	—	(1,792)	—	(1,792)
Change in fair value of warrant asset	(221)	(701)	331	(701)
Severance expenses	37	—	37	195
NON-GAAP ADJUSTED EBITDA	$(999)	$7,887	$(4,144)	$6,552